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                                                                  Exhibit 99.397


                        [CALIFORNIA POWER EXCHANGE LOGO]

                1000 S. Fremont Avenue - A9W, Alhambra, CA 91803
                    TELEPHONE: 626/537-3100 FAX: 626/537-3191


                 POSITION STATEMENT ON FIRM TRANSMISSION RIGHTS

FTRS SHOULD BE PURELY FINANCIAL AND THEY SHOULD BE PHASED-IN OVER THREE YEARS

Implementation of FTRs represents a fundamental change in the structure of California's electricity market. Approximately one-half of the state's transmission capacity is already reserved through existing transmission contract rights (ETCs), and some of the most critical transmission paths are fully subscribed by firm rights holders. Depending on the type of FTRs established and the quantity and timeframe over which they are released, FTRs could have potentially significant adverse and unintended consequences on the new market. FTRs that carry a "tie-breaker" scheduling priority would negatively impact the efficiency of the transmission auction process and would raise significant market power concerns. "Tie-Breaker" FTRs represent a move backward to an old market structure dominated by physical rights. Accordingly, FTRs should be purely financial and they should be phased-in over three years so that market power issues and impacts on market efficiency can be evaluated on an ongoing basis.

"TIE-BREAKER" FTRS WOULD NEGATIVELY IMPACT MARKET EFFICIENCY BY "THINNING" THE MARKET FOR ADJUSTMENT BIDS

Currently, market participants bid for access to inter-zonal transmission capacity through Schedule Adjustment Bids (SABs) submitted with each resource schedule. It is on the basis of SABs that the ISO adjusts resource schedules to relieve congestion and calculates transmission congestion usage charges. If there are insufficient SABs to relieve congestion, the ISO must implement pro rata curtailments and set the usage charge using a default procedure, which often results in unusually high usage charges and volatile zonal energy prices. A "deep" SAB market is therefore essential to the efficient allocation and pricing of inter-zonal transmission capacity. Because holders of FTRs would be protected against the impacts of high usage charges, and could benefit from the resulting higher zonal energy prices, they will have less incentive to submit SABs. This disincentive to submit SABs is even greater if FTRs carry scheduling priority, since in this case the holder of the FTR knows its supplies will not be subject to pro rata curtailment. The consequent "thinning" of SABs would negatively impact overall market efficiency. An efficient auction, with transparent pricing - whether for energy or transmission - is essential to an efficient market. An inefficient transmission auction, caused by thinning of the SAB market, would therefore tend to reduce overall market efficiency. In addition, thinning of the SAB market would reduce the price signals that are intended to be the basis for efficient grid expansion. For these reasons, FTRs should be purely financial and should not carry any physical scheduling priority.

"TIE-BREAKER" FTRS RAISE MARKET POWER ISSUES BY CREATING THE OPPORTUNITY TO WITHHOLD CAPACITY FROM THE MARKET Holders of FTRs will have special rights to scarce transmission capacity. If this control is concentrated among a few FTR holders, a potential for the exercise of market power exists. Whether FTRs are purely financial or carry scheduling priority, it will be possible for FTR holders to game the market by over-scheduling to create congestion and drive up zonal energy prices. This concern is exacerbated if FTRs carry "scheduling priority", since FTR holders would be assured of physical delivery and would not be subject to any pro rata curtailment. This would allow FTR holders to effectively block delivery of low cost competing energy supplies. The ISO's Market Surveillance Group has analyzed the issues associated with FTRs and concluded that FTRs with scheduling priority pose significant market power concerns. It recommends that FTRs be purely financial. The University of California Energy Institute performed similar analysis and reached the same conclusion.

"TIE-BREAKER" FTRS ARE OPERATIONALLY COMPLEX AND DIFFICULT TO ADMINISTER, WILL RESULT IN INCREASED TRACKING AND ACCOUNTING COSTS, AND WILL REQUIRE GREATER REGULATORY OVERSIGHT Because of their link to physical operations, FTRs that carry scheduling priority are more complex to implement and administer than purely financial FTRs. Experience in the market so far with ETCs has demonstrated the difficulty of handling existing firm transmission contracts, and implementation of FTRs with scheduling priority will complicate this process even further. The secondary FTR market will also be impacted, since it will be necessary to keep detailed records of the holders of FTRs so that disputes involving scheduling rights can be resolved and market power issues can be monitored.


May 1, 1998